Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

1. Southern Heritage Bank, Oakwood, Georgia. The Bank is wholly owned by the Company.

2. Southern Heritage Statutory Trust I, a Connecticut statutory trust. The trust is wholly owned by the Company
